Exhibit 99.1

March 6, 2017

Re:	Tender offer by a third party for Sentio Healthcare Properties, Inc. shares

Dear Stockholder:

You may soon receive correspondence from MacKenzie Realty Capital, Inc. (the “Bidder”) relating to a tender offer to purchase your shares of Sentio Healthcare Properties, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $7.25 per share. We believe the Bidder’s offer price is significantly less than the current and potential value of your shares and recommend against selling shares at that price.

To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything. In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

•	On March 23, 2016, our board of directors approved an estimated per-share value of the REIT’s common stock of $12.45 per share, derived from the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, divided by the number of shares outstanding, calculated as of December 31, 2015[1]. This estimate is $5.20 per share above the Bidder’s offer price of $7.25. The REIT periodically updates its estimated per-share value. Based on the deep knowledge and familiarity the REIT’s external advisor has with the REIT’s portfolio of properties, the board of directors believes that the March 2016 estimated per-share value has not been adversely affected since March 23, 2016.

•	We believe that the Bidder’s offer is meant to take advantage of the illiquidity of the REIT’s shares by buying your shares at a price significantly below the estimated per-share value in order to make a significant profit.

Please be aware that once you agree to sell your shares to the Bidder, even if the offer remains open, you may not change your mind and withdraw the assignment of your shares to the Bidder. Also, the Bidder is in no way affiliated with the REIT or Sentio Investments, LLC. Finally, please note that the Bidder does not have a copy of our stockholder list. The Bidder’s mailing will be conducted by a third party, which has agreed to keep the list of our stockholders confidential.

1 For a full description of the methodologies and assumptions used in the REIT’s valuation, see Item 5 of the REIT’s Annual Report on Form 10-K filed with the SEC on March 28, 2016.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.sentiohealthcareproperties.com. If you have any questions related to the tender offer, please contact our investor relations team at (888) 811-1753.

We greatly appreciate the opportunity to serve you as a stockholder in the REIT.

Sincerely,

/s/ John Mark Ramsey

John Mark Ramsey

Chief Executive Officer, President and Director

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. Forward-looking statements speak only as of the date they are made. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking statements, see the risks identified in the Form 10-K.